Exhibit 99.2
Allion Healthcare, Inc. Agrees To Be Acquired by H.I.G. Capital for $6.60 Per Share
MELVILLE, NY — October 18, 2009 — Allion Healthcare, Inc. (NASDAQ: ALLI) today announced that it has entered into a definitive merger agreement for the Company to be acquired and taken private by an affiliate of H.I.G. Capital, LLC, a leading global private investment firm, in a transaction valued at approximately $278 million, including the assumption or repayment of approximately $79 million of indebtedness. The agreement was unanimously approved by Allion’s Board of Directors, including a Special Committee of independent directors.
Under the terms of the agreement, Allion stockholders would receive $6.60 per share in cash, representing a premium of 30.2 percent over Allion’s average share price for the five trading days prior to the execution and public announcement of the transaction.
Mike Moran, Allion’s Chairman and Chief Executive Officer commented, “Our agreement with H.I.G. provides a compelling all-cash premium to our shareholders. Throughout this process, our Board has been committed to delivering value and liquidity to our shareholders, and we believe this transaction will accomplish both of those objectives. We look forward to working with H.I.G. to complete this transaction as expeditiously as possible.”
The transaction is expected to close in the first quarter of 2010, subject to customary closing conditions, including customary antitrust and regulatory approvals. Further, the transaction is subject to the approval of the merger agreement by holders of a majority of the outstanding shares of the Company’s common stock. Parallex LLC and certain other Allion stockholders that in the aggregate represent approximately 41.1 percent of Allion’s outstanding shares have entered into agreements with H.I.G. to vote in favor of the merger.
Raymond James & Associates, Inc. served as financial advisor to the Allion Board of Directors. Alston & Bird LLP is serving as legal counsel to the Company and H.I.G.’s legal counsel is Kirkland & Ellis, LLP.
About Allion Healthcare
Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other therapies through its Biomed America division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.
About H.I.G. Capital
H.I.G. Capital is a leading global private equity investment firm focused exclusively on the middle market. It has a broad and flexible capital base and more than $7.5 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, New York and San Francisco in the U.S., as well as affiliate offices in London,

Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. Since its founding, H.I.G. has invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes companies with combined revenues in excess of $7 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.
Information Regarding the Solicitation of Proxies
In connection with the proposed transaction, the Company will file proxy materials with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. Stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statements and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents will also be available on the Company’s website (http://www.allionhealthcare.com) and may be obtained free from the Company by directing a request to Allion Healthcare, Attn: Investor Relations, 1660 Walt Whitman Road, Suite 105, Melville, NY 11747.
Allion and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Allion’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of Allion and their respective interests in Allion by security holdings or otherwise is set forth in its proxy statement relating to the 2009 annual meeting of stockholders, which was filed with the SEC on April 30, 2009. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available.
This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of Allion Healthcare, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of Allion are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Unless required by law, Allion Healthcare, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.